As filed with the Securities and Exchange Commission on March 27, 2008
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFIC ETHANOL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	41-2170618
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

400 Capitol Mall, Suite 2060
Sacramento, California 95814
(916) 403-2123
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Neil Koehler
Chief Executive Officer
Pacific Ethanol, Inc.

400 Capitol Mall, Suite 2060
Sacramento, California 95814
(916) 403-2123 / (916) 446-3937 (fax)
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all correspondence to:
Larry A. Cerutti, Esq.
John T. Bradley, Esq.
Rutan & Tucker, LLP
611 Anton Boulevard, 14th Floor
Costa Mesa, California 92626
(714) 641-5100 / (714) 546-9035 (fax)

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ 333-147471
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering price(2)	Amount of Registration Fee
Common stock, $.001 par value	131,250	$4.77	$626,063	$24.60
(1)
In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act. The Registrant previously registered the resale of an aggregate 10,501,000 shares of common stock, including 1,000 shares of its common stock held directly and 10,500,000 shares of its common stock underlying its Series A Cumulative Redeemable Convertible Preferred Stock for a proposed maximum aggregate offering price of $65,841,270 under its Registration Statement on Form S-3 (Registration No. 333-147471). In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of not more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-3 (Registration No. 333-147471) are being registered hereunder.

(2)
The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and is based upon the average of high and low sales prices of the Registrant’s common stock on the Nasdaq Global Market on March 25, 2008.  The Registrant previously registered the resale of an aggregate amount of 10,501,000 shares of common stock under its Registration Statement on Form S-3 (Registration No. 333-147471), for which a registration fee of $2,021 was previously paid.

This Registration Statement shall become effective immediately upon filing with the Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed with respect to the registration of an additional 131,250 shares of common stock pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV of Form S-3. The 131,250 shares of common stock are issuable upon conversion of 65,625 shares of the Registrant’s Series A Cumulative Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) that were issued to Cascade Investment, L.L.C. effective December 31, 2007 in satisfaction of the Registrant’s dividend obligations in respect of its outstanding shares of Series A Preferred Stock for the quarterly period ended December 31, 2007.  Each share of Series A Preferred Stock is initially convertible into two shares of the Registrant’s common stock.

Pursuant to Rule 462(b), the contents of the Registration Statement on Form S-3 (Registration No. 333-147471), which was declared effective November 21, 2007 by the Commission, including each of the documents filed by the Registrant with the Commission and incorporated or deemed to be incorporated by reference therein and all exhibits thereto, are incorporated by reference into this Registration Statement.

The required opinions, consents and exhibits are listed on an Exhibit Index attached to this Registration Statement and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California on March 26, 2008.

PACIFIC ETHANOL, INC. By: /s/ NEIL M. KOEHLER Neil M. Koehler President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* William L. Jones	Chairman of the Board and Director	March 26, 2008

/s/ NEIL M. KOEHLER Neil M. Koehler	President, Chief Executive Officer and Director (principal executive officer)	March 26, 2008

/s/ JOSEPH W. HANSEN Joseph W. Hansen	Chief Financial Officer (principal financial and accounting officer)	March 26, 2008

* Terry L. Stone	Director	March 26, 2008

* John L. Prince	Director	March 26, 2008

* Douglas L. Kieta	Director	March 26, 2008

/s/ LARRY D. LAYNE Larry D. Layne	Director	March 26, 2008

*By: /s/ NEIL M. KOEHLER Neil M. Koehler Attorney-in-Fact		March 26, 2008

EXHIBIT INDEX
Exhibit Number	Description

5.1	Opinion of Rutan & Tucker, LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (*)

________________________ (*)Incorporated by reference to Registration Statement on Form S-3 (Registration No. 333-147471).